EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Firstbank Corporation on Form S-8 (File Nos. 333-97011, 333-60190, 333-95427, 333-53957) and Form S-3 (File Nos. 333-84286, 333-15131) of our reports dated March 1, 2006 with respect to the consolidated financial statements of Firstbank Corporation, and management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2005 Annual Report on Form 10-K of Firstbank Corporation.

/s/ Crowe Chizek and Company LLC CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
March 13, 2006